SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to Rule 14a-12

BANCORP RHODE ISLAND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The following letter was distributed to the shareholders of Bancorp Rhode Island, Inc. on January 30, 2009.

January 30, 2009

Dear Fellow Shareholder,

We have been informed by Richard J. Lashley and John W. Palmer, principals of PL Capital, LLC, that they intend to file a proxy statement with the Securities and Exchange Commission setting forth several shareholder proposals.  We intend to evaluate any such proposals and determine whether or not they are in the best interests of our shareholders.  PL Capital, LLC is the same shareholder that has waged two unsuccessful proxy contests at Bancorp Rhode Island, Inc. in the past two years.

We will be sending you proxy materials for the 2009 Annual Meeting in the near future. Your Board strongly urges all Bancorp Rhode Island, Inc. shareholders NOT to take any action in response to the dissident shareholder’s proxy materials until you receive the Company’s definitive proxy materials and WHITE proxy card and have a chance to carefully review them.

On behalf of your Board of Directors, I thank you for your continued confidence and support.

Sincerely,

Malcolm G. Chace

Chairman of the Board of Directors

IMPORTANT INFORMATION

BancorpRI will file a proxy statement in connection with its 2009 annual meeting of shareholders.  BancorpRI shareholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card when they become available, as they will contain important information.  Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by BancorpRI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at BancorpRI’s Internet website at www.bankri.com or by writing to Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903, Attention:  Investor Relations.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of BancorpRI’s shareholders is available on Schedule 14A filed with the Securities and Exchange Commission on January 30, 2009.